Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS CALLS FOR REDEMPTION OF $200 MILLION OF FLOATING RATE SENIOR NOTES DUE DEC. 15, 2014, CONSISTENT WITH DEBT REDUCTION PLANS

WINSTON-SALEM, N.C. (Nov. 29, 2011) – HanesBrands (NYSE: HBI) announced today that it intends to redeem $200 million of its Floating Rate Senior Notes due December 15, 2014 (the “Floating Rate Notes”), consistent with its intentions of using free cash flow to reduce its leverage and long-term debt over time.

Hanes has issued a notice of redemption pursuant to the indenture for the Floating Rate Notes stating that it intends to redeem $200 million of the Floating Rate Notes on December 28, 2011 (the “Redemption Date”) at a redemption price equal to 100 percent of the principal amount of the Notes, including interest accrued on the Notes to the Redemption Date. Following the Redemption Date, $290,735,000 aggregate principal amount of Floating Rate Notes (exclusive of Floating Rate Notes previously repurchased by Hanes but not retired) will remain outstanding.

“Hanes has built a strong capital structure that allows us to use our cash flow to deleverage our balance sheet,” said Hanes Chief Financial Officer Richard D. Moss. “The early redemption of our floating rate notes is the most efficient way to accomplish this goal.”

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding the proposed offering of securities and the anticipated use of proceeds therefrom. These forward-looking statements are made only as of the date of this report and are based on Hanes’ current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the risks identified from time to time in Hanes’ most recent Securities and Exchange Commission reports, including the 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, registration statements, press releases and other communications. Hanes undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, other than as required by law.

HanesBrands Calls for Redemption of $200 Million of Floating Rate Senior Notes Due Dec. 15, 2014, Consistent With Debt Reduction Plans – Page 2

HanesBrands

HanesBrands (NYSE:HBI) is a leading socially responsible manufacturer and marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 55,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and is ranked No. 150 on Newsweek magazine’s list of top 500 greenest U.S. companies.

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